Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203.363.7352 www.craneco.com

MAX MITCHELL APPOINTED CHIEF OPERATING OFFICER

STAMFORD, CONNECTICUT – May 23, 2011 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced the appointment of Max H. Mitchell as Executive Vice President and Chief Operating Officer, effective immediately. Mr. Mitchell, 47, has served as President of the Fluid Handling Group, which represents 46% of Crane’s sales, since April, 2005. Mr. Mitchell has driven significant overall improvement in business performance in the Fluid Handling division during this time by reorganizing around end markets and driving improvement in sales force execution, new product development, lean manufacturing, and supply chain optimization.

Prior to joining Crane, Mr. Mitchell had extensive operations and management experience in leadership roles at Pentair Inc., Danaher Corporation and Ford Motor Company.

Eric Fast, President and Chief Executive Officer said, “I am extremely pleased to have Max Mitchell in this role and am confident he will be a key business partner in driving continued profitable growth.”

Mr. Mitchell received his Bachelor’s degree in Liberal Arts from Tulane University and an MBA in Finance at the University of Pittsburgh, Katz Graduate School of Business.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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